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                                                                Exhibit 5.1

                                 April 10, 2002


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: National City Savings and Investment Plan and the National City Savings and Investment Plan No. 2 (the "Plans")

Ladies and Gentlemen:

        I am Assistant General Counsel of National City Corporation ("National City"), a Delaware corporation. Certain attorneys of the law department of National City (the "Law Department") have acted as counsel to National City in connection with the Plans. Except as otherwise defined in this opinion letter, each term used in this opinion letter and defined in the Plans shall have, for purposes of this opinion letter, the meaning ascribed to that term in the Plans.

        The Law Department has examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the validity of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based on the foregoing, we are of the opinion that:

        1. The shares of National City Common Stock, par value $4.00 per share ("National City Common"), which may be purchased by the plans and delivered to participants pursuant to the Plans will be, when purchased and delivered in accordance with the Plans, duly authorized, validly issued, fully paid and nonassessable.

        2. The shares of Common Stock which may be transferred pursuant to the Plans will be, when transferred in accordance with the Plans, duly authorized, validly issued and nonassessable so long as:

               (a) the consideration received or to be received by National City is at least equal to the par value of such shares and

               (b) the issuance of any newly issued shares, and the transfer of any treasury shares, are duly authorized prior to such issuance or transfer.

        3. The participations to be extended to participants in such Plans will be validly issued when extended in accordance with such Plans.


        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement on Post-Effective Amendment No. 2 to Form S-8 to be filed by National City in order
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to effect registration of the shares of National City Common Stock which may be transferred under the Plans and the reference to us under the caption "Legal Opinions" in the prospectus comprising a part of such Registration Statement.

                                       Very truly yours,

                                       /s/ Carlton E. Langer
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                                       National City Corporation Law Department
                                       Carlton E. Langer
                                       Assistant General Counsel